Exhibit 99.2

JOINT FILERS’ NAMES AND ADDRESSES

1.              Insight Venture Associates Coinvestment III, Ltd.

The business address for each of the above reporting persons is:

c/o Insight Venture Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036